Exhibit 99.1

Hamptons Luxury Homes Signs Agreement With South Fork Realty

Bridgehampton, NY (2/23/07) – Hamptons Luxury Homes (OTCBB:HLXH), a nationally recognized and award-winning luxury homebuilder of custom estate homes, today announced that it has signed an agreement with South Fork Realty for its participation in Hamptons Luxury Homes’ recently-announced formal sales-referral program.  This marks the second Long Island-based firm to join the program.

“We are delighted to welcome Franklin Butz and his agents to our program,” said Roy Dalene, president of Hamptons Luxury Homes.  “South Fork Realty can now provide an added level of service to their customers and be compensated for this participation.”

Hamptons Luxury Homes recently announced its formation of a unique sales program that enables Long Island real estate agents from firms focusing on expensive properties, to provide specific referrals of clients to Hamptons Luxury Homes and receive a fully disclosed fee on those referrals.  A number of real estate firms serving the area are already very familiar with the fine quality and craftsmanship of Telemark, a wholly-owned subsidiary of Hamptons Luxury Homes.

“We are delighted to participate with Hampton Luxury Homes in this program,” said Franklin D. Butz, President of South Fork Realty.  “We truly appreciate the understanding of our efforts that is demonstrated by the Dalenes in the formation of this program.”

The Hamptons Luxury Homes Sales Referral program allows real estate agents from various Hamptons’ firms the opportunity to introduce Hamptons Luxury Homes services to their clients who may be considering the following:

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building, renovating, altering or repairing a home

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in need of property maintenance

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in need of a property manager

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custom millwork

Additionally, Hamptons Luxury Homes provides sales support to the real estate agent.  If an agent has a client who is considering purchasing a home and wants to determine the cost for alterations or repairs, Hamptons Luxury Homes will perform an evaluation and create a preliminary budget for that client free of charge.  The agent then may be able to roll the cost of repairs or alterations into the sales price of the home and add his or her referral fee on a fully disclosed basis.  Hamptons Luxury Homes is also able to determine the cost of a project and add a line item for a referral fee as agreed by the agent, thereby fulfilling any disclosure requirements that are required.

About South Fork Realty

South Fork Realty, founded in 1972 is based in Hampton Bays.  The family-owned business has 4 licensed real estate brokers & 6 licensed real estate salespersons servicing the Hampton Bays, Shinnecock Hills, Quogue & East Quogue areas.  South Fork Realty has two additional offices in Southampton, South Fork Realty Southampton and South Fork Realty Sagaponack which service the entire Town of Southampton

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a regional homebuilder of custom estate homes with operations in Bridgehampton, New York.  Founded in 1978, Hamptons Luxury Homes is a nationally recognized and award winning luxury homebuilder.  Awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998, the Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of Southampton, New York (through its Telemark subsidiary), the firm plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Beverly Jedynak

Martin E. Janis & Company, Inc.

312-943-1100 ext. 12

bjedynak@janispr.com